EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of May 1 , 2006, between Bedminster National Corp., a Delaware corporation (the “Corporation”), and Paul L. Patrizio (the “Employee”).

Introduction

The Corporation wishes to retain the services of the Employee and the Employee wishes to be employed by the Corporation. The Employee has detailed knowledge of various aspects of the Corporation’s business and is in possession of proprietary and confidential information concerning the business. The disclosure of such information or the engaging in competitive activities would cause substantial harm to the Corporation.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.          Employment. The Employee and the Corporation hereby agree upon the terms and conditions of employment hereinafter set forth.

2.          Term. Unless earlier terminated in accordance with the terms hereof, the term of this Agreement shall be for the period commencing as of the date hereof and ending December 31, 2015; provided, however, that on the anniversary date of each year thereafter, this Agreement shall automatically be extended for successive one-year periods unless the Corporation or the Employee shall have given the other written notice of its intention to terminate this Agreement at least six (6) months prior to the anniversary date of any such year. Such notice by the Corporation to terminate this Agreement shall be deemed a termination without cause under Section 12 hereof. Any failure by the Corporation or the Employee to give timely notice of termination shall cause the term of employment of the Employee to be automatically renewed hereunder for an additional one-year period.

3.          Duties. The Employee shall serve as Chief Executive Officer of the Corporation, in which capacities he shall be responsible for directing the operations and strategy of the Corporation and its subsidiaries and such other duties consistent with such position as the Board of Directors of the Corporation (the “Board”) shall determine from time to time. In addition, Employee shall serve as a Chairman of the Board; and also Chief Financial Officer until the Corporation employs a CFO. Without limiting the foregoing, the Employee shall consult with the Board with respect to determining the Corporation’s business strategies. The Employee shall receive no additional compensation for any services rendered as a Director of the Corporation in the event he is simultaneously employed by the Corporation serving as a officer of the Corporation .

4.	Compensation.

(a)        Salary. For all services rendered by the Employee pursuant to this Agreement, during the term of this Agreement the Corporation shall pay the Employee a salary at the annual rate of $250,000, (which amount shall be increased by $35,000 when and if the Corporation’s revenues, based on the trailing twelve months on a pro forma basis, exceed

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$10,000,000 and thereafter increased by an additional $25,000 for each such pro forma revenue increase of $10,000,000), which salary shall be cumulatively increased by no less than 5 % of such amount at each January 1 during the term of this Agreement. The Board in its sole discretion may further increase said salary from time to time. Payments hereunder shall be made at the same frequency as payments made to other employees of the Corporation.

(b)        Bonus. The Employee will earn an annual bonus as follows: ten percent (10%) of the annual adjusted EBITDA ( earnings before interest, depreciation, amortization, stock based compensation and any non-cash one time charges) based on the audited consolidated results of the Corporation. This bonus shall be payable within thirty days (30) after the audit has been completed as follows: 65% of such bonus shall be paid in cash and the remaining 35% shall be paid in shares of Class A Common Stock of the Corporation based on the Annual Average Stock Price. The Annual Average Stock Price for each fiscal year shall be determined by adding the adjusted closing price for a share of Class A Common Stock of the Corporation for each trading day of such year and dividing the sum by the number of such trading days; provided, however, that in no event shall the Annual Average Stock Price be less than the par value per share . Such Shares shall be restricted from sale for a period of three years from the date the Employee receives such bonus shares.

5.          Full Time; Best Efforts. During the term of this Agreement, the Employee shall use his best efforts to promote the interests of the Corporation and shall devote his full time and efforts to its business and affairs. The Employee shall not engage in any other activity that could reasonably be expected to interfere with the performance of his duties, responsibilities and services hereunder.

6.          Expenses. The Employee is authorized to incur reasonable expenses for promoting the business of the Corporation, including expenses for entertainment, travel and similar items. The Corporation will reimburse the Employee for appropriate expenses upon the Employee’s presentation of an itemized account of such expenditures. The Corporation shall at all times retain access to the records maintained by Employee relative to reimbursable expenses. In recognition of Employee’s need for certain items for business purposes, the Corporation will provide Employee with an automobile allowance equal to $600 per month , a mobile phone allowance of $100 per month , a home office allowance of $200 per month and a professional organization fee allowance of $100 per month.

7.          Restrictive Covenants. During the term of this Agreement and for a period of one (1) year after the termination of Employee’s employment with the Corporation pursuant to the terms of this Agreement, regardless of the reason for such termination, the Employee will not, directly or indirectly, individually or as a consultant to, or as an officer, director, employee, equity owner or agent of, or otherwise participate in the ownership or operation of any business providing similar products and services as the Corporation in the geographical areas served by the Corporation and its subsidiaries at the time of such termination, but nothing contained herein shall be deemed to prohibit the Employee from investing in any company engaged in such business, the stock of which is available in a public securities market.

During the term of this Agreement and for a period of one (1) year after the termination of such employment, regardless of the reason for such termination, the Employee

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will not, directly or indirectly, solicit or endeavor to entice away from the Corporation or any of its subsidiaries, or otherwise materially interfere with the business relationship of the Corporation or any subsidiary with, (i) any person who is employed by or associated with the Corporation or any subsidiary or (ii) any person or entity who is, or was within a one (1) year period immediately preceding termination, a customer or client of, supplier to or other party having material business relations with the Corporation or any subsidiary.

The Employee acknowledges that a breach of any of the covenants contained in this paragraph 7 would result in irreparable injury to the Corporation for which there may be no adequate remedy at law and that, in the event of an actual or threatened breach by the Employee of the provisions of this paragraph 7, the Corporation shall be entitled to pursue and obtain injunctive relief restraining the Employee from doing any act prohibited hereunder. Nothing contained herein shall be construed as prohibiting the Corporation from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any monetary damages to which it would be entitled under the law. In the event that any provision of this paragraph 7 is held to be unenforceable as a result of it being too broad, either in terms of time or geographical extent, the Employee agrees that the court can adapt and limit this paragraph 7 so as to make the provisions hereof enforceable to the fullest extent permissible.

8.          Disclosure of Information. The Employee recognizes and acknowledges that the Corporation’s trade secrets and all other confidential and proprietary information of a business, financial or other nature, including without limitation, lists of the Corporation’s actual and prospective customers, as they exist from time to time (collectively, the “Confidential Information”), are a valuable and unique asset of the Corporation and therefore agrees that he will not, either during or after the term of his employment, disclose any Confidential Information concerning the Corporation and/or its subsidiaries, to any person, firm, corporation, association or other entity, for any reason whatsoever, unless previously authorized to do so by the Corporation’s Board. It is understood that the term “Confidential Information” shall not include any information that has entered or enters the public domain through no fault of the Employee. The Employee shall not make any use whatsoever, directly or indirectly, of the Confidential Information, except as required in connection with the performance of his duties for the Corporation. For the purpose of enforcing this provision, the Corporation may resort to any remedy available to it under the law.

9.          Medical and Vacation Benefits. The Employee shall be entitled to receive medical (including disability) and vacation benefits at the expense of the Corporation, consistent with those generally available to any other officer or employee of the Corporation. In the event that the Corporation does not have a medical plan in effect, the Corporation shall pay the cost of such (family) coverage for the Employee .

10.        Disability and Death. In the event that Employee is absent from employment by reason of illness or other incapacity by which Employee is unable to perform the essential functions of his position for more than six (6) consecutive months during the term of this Agreement or if the Employee dies during the term of this Agreement , the Corporation may terminate this Agreement and the Corporation shall pay to the Employee’s estate in a lump sum within 60 days an amount equal to 300% of the Employee’s annual salary rate then payable to the Employee pursuant to paragraph 4(a) of this Agreement.

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11.        Insurance. For so long as the Employee remains employed by the Corporation, the Corporation shall either (a) at its cost and expense maintain term life insurance on the Employee’s life in the amount of $3,000,000 so long as such amount is obtainable, or (b) upon Employee’s presentation of proof of such expenditure, reimburse Employee for the cost and expense of such life insurance obtained by Employee. Employee shall have the right to designate the beneficiary of such insurance. The Employee shall cooperate with the Corporation in maintaining and obtaining any key man life insurance that the Corporation may elect to obtain for its own benefit.

12.        Termination. The Corporation shall have the right, on written notice to the Employee, by action of its Board to terminate the Employee’s employment immediately at any time for cause or without cause. For purposes of this Agreement, “cause” shall mean (i) conviction of a crime involving dishonesty or (ii) willfully engaging in conduct materially injurious to the Corporation or (iii) the material breach of this Agreement or any other agreement between the Employee and the Corporation, which material breach has not been cured by Employee within ten days after Employee’s receipt of written notice from the Corporation of such material breach. In the event of termination of employment by the Corporation pursuant to this paragraph 12 without cause, the Corporation shall (x) continue for a period equal to the greater of (x) the balance of the original term of this Agreement or (y) one year (a) pay to Employee his salary at the then annual rate and (b) provide to Employee the benefits under paragraphs 4, 9 and 11 of this Agreement and (y) within 1 month of termination pay to the Employee an amount equal to the bonus or other incentives paid to the Employee in the preceding year under this Agreement. Employee shall not be required to mitigate the amount of any payment provided for in this paragraph 12 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this paragraph 12 be reduced by any compensation earned by Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Employee to the Corporation or otherwise. In the event of termination of this Agreement for any other reason (including death or disability), the Corporation shall have no further obligation to make any payments or provide any benefits hereunder (except, where applicable, the payments required under paragraph 10 .

13.        Enforceability, etc. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.

14.        Notices. Any notice or other communication given pursuant to this Agreement shall be in writing and shall be personally delivered, sent by overnight courier or express mail, or mailed by first class certified or registered mail, postage prepaid, return receipt requested to the parties at their respective addresses set forth on the signature page hereof, or to such other address as the parties shall have designated by notice to the other parties.

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15.        Waiver. The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

16.        Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, and the Employee, his heirs and legal representatives.

17.        Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. It may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without giving effect to principles of conflicts of laws. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BEDMINSTER NATIONAL CORP.

/S/ Paul Patrizio

EMPLOYEE

/S/ Paul Patrizio

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